Exhibit 99.2

[GRAPHIC]

410 N. 44th Street, Suite #450

Phoenix, AZ 85008

602.716.0100

fax 602.716.0200

July 7, 2004

Newbridge Securities Corporation

Attn: Douglas Aguillia

1451 W. Cypress Creek Road

Suite 204

Ft. Lauderdale, FL 33309

RE: Termination of Business Advisory Agreement

NSC:

As of July 7, 2004, Quepasa Corporation is hereby exercising its right to cancel its Business Advisory Agreement (“the Agreement”) with Newbridge Securities Corporation as executed on February 10, 2004. Per paragraph 15 of the Agreement, the Agreement will have an effective termination date of Monday, July 19, 2004

Regards,

/s/ Charles B. Mathews
Charles B. Mathews CFO/COO Quepasa Corporation

cc: via email

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